EXHIBIT 5.1
June 29, 2007
Board of Directors
Canyon Resources Corporation
14142 Denver West Parkway, Suite 250
Golden, Colorado 80401
     Re:      Registration Statement on Form S-3
Ladies and Gentlemen:
     We are acting as counsel to Canyon Resources Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering by selling stockholders of up to 18,970,590 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, which consists of: (i) 8,823,529 shares of common stock (the “Private Placement Shares”) issued in connection with several Subscription Agreements, dated as of May 25, 2007 (the “May Subscription Agreements”), by and between the Company and the investors named therein; and (ii) 10,147,061 shares of common stock (the “Warrant Shares”) of which (A) 8,823,532 shares of common stock are issuable upon exercise of certain warrants, dated as of May 25, 2007 (the “May Warrants”), to purchase common stock, which warrants were issued by the Company pursuant to the May Subscription Agreements, and (B) 1,323,529 shares of common stock are issuable upon exercise of certain warrants, dated as of May 25, 2007 (the “Placement Agent Warrants”), issued by the Company pursuant to the placement agent engagement letter agreement, dated as of April 26, 2007 (the “Placement Agent Agreement”), by and between the Company and Kuhns Brothers, Inc. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents:
     1. An executed copy of the Registration Statement.
     2. The Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the State of the State of Delaware on June 25, 2007 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.
     3. The Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.
     4. Executed copies of the May Subscription Agreements.
     5. Executed copies of the May Warrants.

     6. Executed copies of the Placement Agent Warrants.
     7. Resolutions of the Board of Directors of the Company adopted by unanimous written consent as of May 21, 2007 relating, among other things, to authorization of (a) the Placement Agent Agreement, (b) the issuance of the Placement Agent Warrants and the Warrant Shares issuable thereunder, (c) the preparation and filing of the Registration Statement, and arrangements in connection therewith, (d) the May Subscription Agreements, and (e) the offer, sale and issuance of certain Private Placement Shares, the May Warrants and the Warrant Shares issuable thereunder, pursuant to the May Subscription Agreements and arrangements in connection therewith.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Private Placement Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued upon exercise of the May Warrants and the Placement Agent Warrants (collectively, the “Warrants”) and upon payment of the exercise price therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON LLP
HOGAN & HARTSON LLP